Exhibit 99.1

Financial Statements of ACCO Brands Europe Holding LP

The accompanying consolidated financial statements of ACCO Brands Europe Holding LP (“ABEH”), a wholly-owned subsidiary of ACCO Brands Corporation (“ACCO”), are being provided pursuant to Rule 3-16 of the Securities and Exchange Commission’s Regulation S-X. The purpose of these financial statements is to provide information about a portion of the assets and equity interests that collateralize ACCO’s Senior Secured Notes due March, 2015.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders ACCO Brands Europe Holding LP:

We have audited the accompanying consolidated balance sheets of ACCO Brands Europe Holding LP and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of operations, partners’ equity (deficit) and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2010. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ACCO Brands Europe Holding LP and subsidiaries as of December 31, 2010 and 2009, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2010, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Chicago, Illinois

February 24, 2011

ACCO Brands Europe Holding LP and Subsidiaries

Consolidated Balance Sheets

	December 31, 2010	December 31, 2009
(in millions of dollars, except share data)
Assets
Current assets:
Cash and cash equivalents	$32.8	$24.7
Accounts receivable less allowances for discounts, doubtful accounts and returns; $4.3 and $4.0, respectively	130.9	117.7
Receivable from affiliates	14.3	18.1
Inventories	81.0	63.9
Deferred income taxes	6.5	4.3
Other current assets	8.5	7.9

Total current assets	274.0	236.6
Property, plant and equipment, net	57.4	60.1
Deferred income taxes	9.9	12.8
Goodwill	37.7	38.6
Identifiable intangibles, net of accumulated amortization of $20.5 and $19.8, respectively	19.4	22.2
Investment in joint venture	37.7	30.2
Other assets	5.0	5.4

Total assets	$441.1	$405.9

Liabilities and Partners’ Deficit
Current liabilities:
Current portion of long-term debt	$—	$0.1
Accounts payable	40.2	33.4
Payable to affiliates	179.5	226.0
Accrued compensation	11.1	9.3
Accrued customer program liabilities	31.3	32.9
Other current liabilities	50.6	35.3
Liabilities of discontinued operations held for sale	0.9	1.1

Total current liabilities	313.6	338.1
Deferred income taxes	18.0	8.2
Pension and postretirement benefit obligations	30.3	40.8
Long-term payable to affiliates	234.0	271.6
Other non-current liabilities	7.3	8.6

Total liabilities	603.2	667.3

Partners’ deficit:
Partnership interests	333.6	302.5
Accumulated other comprehensive loss	(26.8)	(64.4)
Accumulated deficit	(468.9)	(499.5)

Total partners’ deficit	(162.1)	(261.4)

Total liabilities and partners’ deficit	$441.1	$405.9

See notes to consolidated financial statements.

ACCO Brands Europe Holding LP and Subsidiaries

Consolidated Statements of Operations

	Year Ended December 31,
(in millions of dollars)	2010	2009	2008
Net sales	$445.9	$426.7	$548.1
Net sales to related parties	39.3	28.3	29.4

Total net sales	485.2	455.0	577.5
Cost of products sold (including $9.0, $7.9 and $3.4 of expenses charged by related parties)	346.1	322.1	400.6

Gross profit	139.1	132.9	176.9
Operating costs and expenses:
Advertising, selling, general and administrative expenses (including $3.4, $5.3 and $3.3 of expenses charged back to related parties)	86.1	80.7	110.5
Amortization of intangibles	1.6	1.7	2.1
Restructuring (income) charges	(0.3)	12.6	9.4
Goodwill and asset impairment charges	—	0.8	82.4

Total operating costs and expenses	87.4	95.8	204.4

Operating income (loss)	51.7	37.1	(27.5)
Non-operating expense (income):
Interest expense, net (including $7.6, $10.3 and $18.9 of expenses to related parties)	8.0	16.3	27.5
Equity in earnings of joint ventures	(8.6)	(4.7)	(6.5)
Other (income) expense, net (including $1.1 of gain from sale of Hetzel GmbH to a related party in 2008)	1.0	0.6	(0.9)

Income (loss) from continuing operations before income taxes	51.3	24.9	(47.6)
Income tax expense	21.0	17.3	12.9

Income (loss) from continuing operations	30.3	7.6	(60.5)
Income (loss) from discontinued operations, net of income taxes	0.3	(3.6)	(31.6)

Net income (loss)	$30.6	$4.0	$(92.1)

See notes to consolidated financial statements.

ACCO Brands Europe Holding LP and Subsidiaries

Consolidated Statements of Cash Flows

	Year Ended December 31,
(in millions of dollars)	2010	2009	2008
Operating activities
Net income (loss) from continuing operations	$30.3	$7.6	$(60.5)
Net gain (loss) from discontinued operations	0.3	(3.6)	(31.6)
(Gain) loss on sale of assets	(0.5)	2.4	(6.7)
Depreciation	7.6	7.8	10.5
Goodwill and asset impairment charges and other non-cash charges	0.7	0.1	110.5
Amortization of debt issuance costs	0.6	1.0	1.3
Loss on retirement of bank debt	—	0.5	—
Amortization of intangibles	1.6	1.7	2.5
Stock based compensation	0.7	0.5	0.6
Deferred income tax (benefit) expense	7.8	6.9	1.0
Changes in balance sheet items:
Accounts receivable	(9.8)	16.5	11.9
Affiliates receivable and payable, net	(5.0)	(10.6)	12.3
Inventories	(14.7)	25.7	5.2
Other assets	1.4	3.3	(10.5)
Accounts payable	7.0	(25.0)	(7.6)
Accrued expenses and other liabilities	0.4	(9.3)	(4.7)
Accrued taxes	8.1	(3.3)	1.4
Other operating activities, net	(3.2)	(4.4)	3.0

Net cash provided by operating activities	33.3	17.8	38.6
Investing activities
Additions to property, plant and equipment	(5.5)	(4.9)	(11.0)
Proceeds from the sale of discontinued operations	0.4	3.4	—
Proceeds from the disposition of assets	0.6	0.3	7.4
Other investing activities, net	—	(0.6)	0.3

Net cash used by investing activities	(4.5)	(1.8)	(3.3)
Financing activities
Repayments of long-term debt	(0.1)	(72.0)	(33.0)
Repayments of short-term debt, net	—	(2.1)	(1.7)
Cost of debt amendments	—	(2.6)	(0.1)
Dividends paid to affiliates	—	(1.1)	—
Capital contributions from affiliates	31.1	12.5	56.3
Borrowings (repayments) from affiliate loans	(51.3)	59.6	(65.8)

Net cash used by financing activities	(20.3)	(5.7)	(44.3)
Effect of foreign exchange rate changes on cash	(0.4)	2.1	(3.5)

Net increase (decrease) in cash and cash equivalents	8.1	12.4	(12.5)
Cash and cash equivalents
Beginning of year	24.7	12.3	24.8

End of period	$32.8	$24.7	$12.3

Cash paid during the year for: (External interest only)
Interest	$0.1	$6.1	$7.8
Income taxes	$6.4	$11.7	$10.0

See notes to consolidated financial statements.

ACCO Brands Europe Holding LP and Subsidiaries

Consolidated Statements of Partners’ Equity (Deficit) and Comprehensive Income (Loss)

	Partnership Interests	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total	Comprehensive Income (Loss)
(in millions of dollars)
Balance at December 31, 2007	$233.7	$(11.1)	$(410.3)	$(187.7)
Net loss	—	—	(92.1)	(92.1)	$(92.1)
Income on derivative financial instruments, net of tax	—	3.0	—	3.0	3.0
Translation impact	—	(40.7)	—	(40.7)	(40.7)
Pension and postretirement adjustment, net of tax	—	(12.6)	—	(12.6)	(12.6)

Total comprehensive loss					$(142.4)

Contributed capital	56.3	—	—	56.3

Balance at December 31, 2008	290.0	(61.4)	(502.4)	(273.8)
Net income	—	—	4.0	4.0	$4.0
Loss on derivative financial instruments, net of tax	—	(2.8)	—	(2.8)	(2.8)
Translation impact	—	21.8	—	21.8	21.8
Pension and postretirement adjustment, net of tax	—	(22.0)	—	(22.0)	(22.0)

Total comprehensive income					$1.0

Dividends paid to affiliates	—	—	(1.1)	(1.1)
Contributed capital	12.5	—	—	12.5

Balance at December 31, 2009	302.5	(64.4)	(499.5)	(261.4)
Net income	—	—	30.6	30.6	$30.6
Loss on derivative financial instruments, net of tax	—	(0.2)	—	(0.2)	(0.2)
Translation impact	—	30.6	—	30.6	30.6
Pension and postretirement adjustment, net of tax	—	7.2	—	7.2	7.2

Total comprehensive income					$68.2

Contributed capital	31.1	—	—	31.1

Balance at December 31, 2010	$333.6	$(26.8)	$(468.9)	$(162.1)

See notes to consolidated financial statements.

ACCO Brands Europe Holding LP and Subsidiaries

Notes to Consolidated Financial Statements

1. Background and Basis of Presentation

The management of ACCO Brands Corporation (ACCO or Parent) is responsible for the accuracy and internal consistency of the preparation of the consolidated financial statements and notes contained in this annual report.

ACCO Brands Europe Holding LP, a limited partnership (ABEH, we, us, our, the Partnership) is a wholly-owned subsidiary of ACCO. ABEH is primarily involved in the manufacturing, marketing and distribution of office products—including paper fastening, document management, computer accessories, time management, presentation and other office products—selling primarily to large resellers. The Partnership’s subsidiaries operate principally in Europe, Australia and Asia-Pacific.

The consolidated financial statements include the accounts of ABEH and its subsidiaries. Intercompany accounts and transactions have been eliminated in consolidation. Our investments in companies that are between 20% and 50% owned are accounted for as equity investments. The Partnership’s share of earnings from equity investments is included on the line entitled, “Equity in earnings of joint ventures” in the consolidated statements of operations.

The Partnership’s former commercial print finishing business is reported in discontinued operations in the consolidated financial statements and related notes for all periods presented. Additional information regarding discontinued operations is discussed in Note 15.

The financial statements of ABEH are presented to comply with the requirement of Rule 3-16 of Regulation S-X of the Securities and Exchange Commission to provide financial statements of affiliates whose securities collateralize registered securities if certain significance tests are met. ABEH is reliant upon ACCO Brands to provide the necessary funding to support its activities. ACCO Brands has issued to ABEH a letter evidencing its ability and intent to provide ABEH with the necessary financial support through at least January 1, 2012.

2. Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Cash and Cash Equivalents

Highly liquid investments with an original maturity of three months or less are included in cash and cash equivalents.

Allowances for Doubtful Accounts, Discounts and Returns

Trade receivables are stated net of discounts and allowances for doubtful accounts and returns. The allowance for doubtful accounts represents estimated uncollectible receivables associated with potential customer non-payment on contractual obligations, usually due to customers’ potential insolvency. The allowances include amounts for certain customers where a risk of non-payment has been specifically identified. In addition, the

ACCO Brands Europe Holding LP and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

allowances include a provision for customer non-payment on a general formula basis when it is determined the risk of some non-payment is probable and estimable, but cannot yet be associated with specific customers. The assessment of the likelihood of customer non-payment is based on various factors, including the length of time the receivables are past due, historical experience and existing economic conditions.

The allowance for sales returns represents estimated uncollectible receivables associated with the potential return of products previously sold to customers, and is recorded at the time that the sales are recognized. The allowance includes a general provision for product returns based on historical trends. In addition, the allowance includes a reserve for currently authorized customer returns which are considered to be abnormal in comparison to the historical basis.

Inventories

Inventories are priced at the lower of cost (principally first-in, first-out) or market. A reserve is established to adjust the cost of inventory to its net realizable value. Inventory reserves are recorded for obsolete or slow-moving inventory based on assumptions about future demand and marketability of products, the impact of new product introductions and specific identification of items, such as product discontinuance or engineering/material changes. These estimates could vary significantly, either favorably or unfavorably, from actual requirements if future economic conditions, customer inventory levels or competitive conditions differ from expectations.

Property, Plant and Equipment

Property, plant and equipment are carried at cost. Depreciation is provided, principally on a straight-line basis, over the estimated useful lives of the assets. Gains or losses resulting from dispositions are included in operating income. Betterments and renewals that improve and extend the life of an asset are capitalized; maintenance and repair costs are expensed. Purchased computer software is capitalized and amortized over the software’s useful life. The following table shows estimated useful lives of property, plant and equipment:

Buildings	40 to 50 years
Leasehold improvements	Lesser of lease term or 10 years
Machinery, equipment and furniture	3 to 10 years

Long-Lived Assets

In accordance with the authoritative guidance on the impairment or disposal of long-lived assets, a long-lived asset (including amortizable identifiable intangibles) or asset group is tested for recoverability wherever events or changes in circumstances indicate that its carrying amounts may not be recoverable. When such events occur, the Partnership compares the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset or asset group to the carrying amount of a long-lived asset or asset group. If this comparison indicates that there is an asset impairment, the amount of the impairment is typically calculated using discounted expected future cash flows. The discount rate applied to these cash flows is based on the Partnership’s weighted average cost of capital, computed by selecting market rates at the valuation dates for debt and equity that are reflective of the risks associated with an investment in the Partnership’s industry as estimated by using comparable publicly traded companies.

Intangible Assets

Intangible assets are comprised primarily of indefinite-lived intangible assets acquired and purchased intangible assets arising from the application of purchase accounting. The authoritative guidance on goodwill and

ACCO Brands Europe Holding LP and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

other intangible assets requires purchased intangible assets, other than goodwill, to be amortized over their useful lives unless these lives are determined to be indefinite. Indefinite-lived intangible assets are not amortized, but are required to be evaluated annually to determine whether the indefinite useful life is appropriate. Indefinite-lived intangibles are tested for impairment on an annual basis and written down where impaired. Certain of the Partnership’s trade names have been assigned an indefinite life as these trade names are currently anticipated to contribute cash flows to the Partnership indefinitely.

The Partnership reviews indefinite-lived intangibles for impairment annually, and whenever market or business events indicate there may be a potential impact on that intangible. The Partnership considers the implications of both external (e.g., market growth, pricing, competition, and technology) and internal factors (e.g., product costs, margins, support expenses, capital investment) and their potential impact on cash flows for each business in both the near and long term, as well as their impact on any identifiable intangible asset associated with the business. Based on recent business results, consideration of significant external and internal factors, and the resulting business projections, indefinite lived intangible assets are reviewed to determine whether they are likely to remain indefinite lived, or whether a finite life is more appropriate. Finite lived intangibles are amortized over 15, 23 or 30 years.

Goodwill

Goodwill has been recorded on the Partnership’s balance sheet and represents the excess of the cost of an acquisition when compared to the fair value of the net assets acquired. ACCO Brands tests goodwill for impairment at least annually and on an interim basis if an event or circumstance indicates that it is more likely than not that an impairment loss has been incurred. ACCO Brands has determined that its reporting units are its operating segments, based on its organizational structure and the financial information that is provided to and reviewed by management. ABEH and its consolidated subsidiaries make up a substantial portion of the goodwill and the cash flows associated with the ACCO Brands’ International segment. Recoverability of goodwill is evaluated using a two-step process. In the first step, the entity’s estimated fair value is compared to its recorded carrying value. If the fair value exceeds the carrying value, goodwill is considered not impaired and no further testing is required. If the carrying value of the entity’s net assets exceeds the fair value, the second step of the impairment test is performed in order to determine the implied fair value of goodwill. Determining the implied fair value of goodwill requires valuation of the entity’s tangible and intangible assets and liabilities in a manner similar to the allocation of purchase price in a business combination. If the carrying value of goodwill exceeds its implied fair value, goodwill is deemed impaired and is written down to the extent of the difference. Similar to the review for impairment of other long-lived assets, the resulting fair value determination is significantly impacted by estimates of future sales and profitability levels for the Partnership’s products, capital needs, economic trends and other factors.

Employee Benefit Plans

The Partnership and its subsidiaries provide a range of benefits to their employees and retired employees, including pension, postretirement, post-employment and health care benefits. The Partnership records annual amounts relating to these plans based on calculations that include various actuarial assumptions, including discount rates, assumed rates of return on plan assets, compensation increases, turnover rates and health care cost trend rates. The Partnership reviews its actuarial assumptions on an annual basis and makes modifications to the assumptions based on current rates and trends when it is deemed appropriate to do so. The effect of the modifications are generally recorded and amortized over future periods.

ACCO Brands Europe Holding LP and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Income Taxes

Deferred tax liabilities or assets are established for temporary differences between financial and tax reporting bases and are subsequently adjusted to reflect changes in tax rates expected to be in effect when the temporary differences reverse. A valuation allowance is recorded to reduce deferred tax assets to an amount that is more likely than not to be realized.

The amount of income taxes that we pay is subject to ongoing audits by non-U.S. tax authorities. Our estimate of the potential outcome of any uncertain tax position is subject to management’s assessment of relevant risks, facts and circumstances existing at that time. We believe that we have adequately provided for our best estimate of the expected outcomes related to these matters. However, our future results may include favorable or unfavorable adjustments to our estimated tax liabilities in the period the assessments are revised or resolved.

Revenue Recognition

We recognize revenue from product sales when earned, net of applicable provisions for discounts, return and allowances. We consider revenue to be realized or realizable and earned when all of the following criteria are met: title and risk of loss have passed to the customer, persuasive evidence of an arrangement exists, delivery has occurred, the price is fixed or determinable and collectability is reasonably assured. We also provide for our estimate of potential bad debt at the time of revenue recognition.

Customer Program Costs

Customer program costs include, but are not limited to, sales rebates, which are generally tied to achievement of certain sales volume levels, in-store promotional allowances, shared media and customer catalog allowances and other cooperative advertising arrangements, and freight allowance programs. The Partnership generally recognizes customer program costs as a deduction to gross sales at the time that the associated revenue is recognized. Certain customer incentives that do not directly relate to future revenues are expensed when initiated.

In addition, accrued customer programs liabilities principally include, but are not limited to, sales volume rebates, promotional allowances, shared media and customer catalog allowances and other cooperative advertising arrangements, and freight allowances as discussed above.

Shipping and Handling

The Partnership reflects all amounts billed to customers for shipping and handling in net sales and the costs incurred from shipping and handling product (including costs to ship and move product from the seller’s place of business to the buyer’s place of business, as well as costs to store, move and prepare products for shipment) in cost of products sold.

Warranty Reserves

The Partnership offers its customers various warranty terms based on the type of product that is sold. Estimated future obligations related to products sold under these warranty terms are provided by charges to operations in the period in which the related revenue is recognized.

Advertising Costs

Advertising costs amounted to $23.5 million, $19.5 million and $46.4 million for the years ended December 31, 2010, 2009 and 2008, respectively. These costs include, but are not limited to, cooperative advertising and promotional allowances as described in “Customer Program Costs” above, and are principally expensed as incurred.

ACCO Brands Europe Holding LP and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Research and Development

Research and development expenses, which amounted to $0.1 million, $0.3 million and $2.9 million for the years ended December 31, 2010, 2009 and 2008, respectively, are classified as general and administrative expenses and are charged to expense as incurred.

Stock-Based Compensation

ABEH participates in ACCO Brands Corporation’s stock plans with an allocation of the cost for ABEH employees for those plans considered compensatory. Equity compensation expenses recognized for the years ended December 31, 2010, 2009 and 2008 were $0.7 million, $0.5 million and $0.6 million, respectively.

Foreign Currency Translation

Foreign currency balance sheet accounts are translated into U.S. dollars at the rates of exchange at the balance sheet date. Income and expenses are translated at the average rates of exchange in effect during the period. The related translation adjustments are made directly to a separate component of the Accumulated Other Comprehensive Loss caption in partners’ deficit. Some transactions are made in currencies different from an entity’s functional currency. Gains and losses on these foreign currency transactions are included in income as they occur.

Derivative Financial Instruments

The Partnership records all derivative instruments in accordance with the authoritative guidance on derivative instruments and hedging activities. This guidance requires recognition of all derivatives as either assets or liabilities on the balance sheet and the measurement of those instruments at fair value. If the derivative is designated as a fair value hedge and is effective, the changes in the fair value of the derivative and of the hedged item attributable to the hedged risk are recognized in earnings in the same period. If the derivative is designated as a cash flow hedge, the effective portion of changes in the fair value of the derivative is recorded in other comprehensive income and is recognized in the statement of operations when the hedged item affects earnings. The ineffective portion of changes in the fair value of cash flow hedges is recognized in earnings.

Certain forecasted transactions, assets and liabilities are exposed to foreign currency risk. The Partnership continually monitors its foreign currency exposures in order to maximize the overall effectiveness of its foreign currency hedge positions. Principal currencies hedged include the U.S. dollar, Euro and Pound sterling.

Recent Accounting Pronouncements

In January 2010, the Financial Accounting Standards Board issued an update to existing standards on fair value measurements. The guidance requires additional disclosures and clarifications of existing disclosures for recurring and nonrecurring fair value measurements. The new guidance is effective for interim and annual reporting periods beginning after December 15, 2009. The Partnership adopted this guidance in the first quarter of 2010, the impact of which concerns disclosure only, and its adoption did not impact the Partnership’s consolidated financial statements.

3. Long-term Debt and Short-term Borrowings

The Partnership’s financing needs are met through a combination of intercompany loans through the Parent, as described in Note 14, Related Party Transactions, and/or through the Asset-Based Revolving Credit Facility as described below.

ACCO Brands Europe Holding LP and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Asset-Based Revolving Credit Facility (ABL Facility)

On September 30, 2009, ACCO Brands Corporation, and certain domestic and foreign subsidiaries (collectively, the “Borrowers”) entered into a four-year senior secured asset-based revolving credit facility maturing in September 2013 with Deutsche Bank AG, as administrative agent, co-collateral agent and a lender, and five other lenders, providing for revolving credit financing of up to $175.0 million, including a $40.0 million sub-limit for letters of credit and an optional $50.0 million additional credit capacity using an accordion feature. Amounts borrowed under the ABL Facility by ACCO Brands Corporation and its domestic subsidiaries are guaranteed by each of ACCO Brands domestic subsidiaries, and amounts borrowed under the ABL Facility by ACCO Brands foreign subsidiaries are guaranteed by each of the ACCO Brands Corporation, its domestic subsidiaries and certain foreign subsidiaries. As of December 31, 2010, there were no borrowings outstanding under the ABL Facility.

The Borrowers’ ability to borrow under the ABL Facility is limited to a borrowing base equal to 85% of eligible accounts receivable plus up to the lesser of (1) 65% of the lower of cost or fair market value of eligible inventory and (2) 85% of the net orderly liquidation value of eligible inventory minus availability reserves, and is subject to other conditions, limitations and reserve requirements.

Interest rates under the ABL Facility are based on the London Interbank Offered Rate (LIBOR). Pricing is subject to quarterly adjustment based on the average availability under the ABL Facility during the prior quarter. The range of borrowing costs under the pricing grid is LIBOR plus 3.75% to LIBOR plus 4.25% with a LIBOR rate floor of 1.50%. ACCO Brands Corporation is required to pay a quarterly commitment fee on the unused portion of the ABL facility ranging from 0.5% to 1.0%.

Borrowings under the ABL Facility are secured on a first priority basis by all accounts receivable, inventory and cash of ACCO Brands and its subsidiaries organized in the U.S. and certain foreign subsidiaries, and on a second priority basis by all property, plant, equipment of ACCO Brands and its subsidiaries organized in the U.S. and any other assets which are pledged as collateral under the Senior Secured Notes.

The ABL Facility contains customary terms and conditions, including, limitations on liens and indebtedness, asset sales, repurchase of Senior Subordinated Notes, and intercompany transactions. A springing fixed charge financial covenant would be triggered if the excess availability under the ABL Facility falls below $20.0 million or 15% of total commitments. The ABL Facility also contains bank account restrictions that apply in the event that the borrowers’ excess availability fails to meet certain thresholds. As of December 31, 2010, the amount available for borrowings under the ABL Facility was $168.1 million (allowing for $6.9 million of letters of credit outstanding on that date) of which the amount available for borrowing by the Partnership was $83.8 million as limited by their borrowing base calculation.

Collateral

In September 2009, ACCO Brands Corporation entered into a series of transactions to refinance its existing indebtedness. In connection with these transactions, ACCO issued an aggregate principal amount of $460.0 million of senior secured notes due March, 2015. One of the guarantees of the senior secured notes is secured in part by a pledge of 65% of the voting equity interests and 100% of the non-voting equity interests in ABEH.

Compliance with Loan Covenants

As of and for the year ended December 31, 2010, ACCO Brands was in compliance with all applicable loan covenants.

ACCO Brands ABL Facility would not be affected by a change in its credit rating.

ACCO Brands Europe Holding LP and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

4. Pension and Other Retiree Benefits

The Partnership has a number of pension plans, principally in Europe. The plans provide for payment of retirement benefits, mainly commencing between the ages of 60 and 65, and also for payment of certain disability and severance benefits. After meeting certain qualifications, an employee acquires a vested right to future benefits. The benefits payable under the plans are generally determined on the basis of an employee’s length of service and earnings. Cash contributions to the plans are made as necessary to ensure legal funding requirements are satisfied.

The Partnership provides postretirement health care and life insurance benefits to certain employees and retirees.

The following table sets forth the Partnership’s defined benefit pension plans and other postretirement benefit plans funded status and the amounts recognized in the Partnership’s consolidated balance sheets:

	Pension Benefits		Postretirement
	2010	2009	2010	2009
(in millions of dollars)
Change in projected benefit obligation (PBO)
Projected benefit obligation at beginning of year	$271.1	$203.4	$4.9	$4.2
Service cost	2.3	2.4	0.1	—
Interest cost	14.6	13.7	0.3	0.3
Actuarial loss	5.1	40.9	0.4	0.1
Participants’ contributions	1.0	1.3	—	—
Benefits paid	(11.2)	(11.2)	(0.3)	(0.2)
Curtailment gain	—	(1.1)	—	—
Foreign exchange rate changes	(12.0)	21.7	(0.2)	0.5
Other items	(2.6)	—	—	—

Projected benefit obligation at end of year	268.3	271.1	5.2	4.9

Change in plan assets
Fair value of plan assets at beginning of year	234.5	190.2	—	—
Actual return on plan assets	24.3	27.6	—	—
Employer contributions	6.5	5.7	0.3	0.2
Participants’ contributions	1.0	1.3	—	—
Benefits paid	(11.2)	(11.2)	(0.3)	(0.2)
Foreign exchange rate changes	(10.2)	20.9	—	—
Other items	(2.6)	—	—	—

Fair value of plan assets at end of year	242.3	234.5	—	—

Funded status (fair value of plan assets less PBO)	$(26.0)	$(36.6)	$(5.2)	$(4.9)

Amounts recognized in the consolidated balance sheet consist of:
Other current liabilities	$0.6	$0.6	$0.3	$0.2
Accrued benefit liability	25.4	36.0	4.9	4.7
Components of accumulated other comprehensive income, net of tax:
Unrecognized prior service cost	0.5	0.5	—	—
Unrecognized actuarial (gain) loss	48.4	56.6	(2.4)	(3.4)

All plans have projected benefit obligations in excess of plan assets.

ACCO Brands Europe Holding LP and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Of the amounts included within accumulated other comprehensive income, the Partnership expects to recognize the following pre-tax amounts as components of net periodic benefit cost during 2011:

(in millions of dollars)	Pension Benefits	Postretirement
Prior service cost	$0.2	$—
Actuarial (gain) loss	3.7	(0.3)

	$3.9	$(0.3)

The accumulated benefit obligation for all defined benefit pension plans was $258.2 million and $256.3 million at December 31, 2010 and 2009, respectively.

The following table sets out information for pension plans with an accumulated benefit obligation in excess of plan assets:

(in millions of dollars)	2010	2009
Projected benefit obligation	$62.1	$268.5
Accumulated benefit obligation	60.3	253.5
Fair value of plan assets	46.0	231.8

The following table sets out the components of net periodic benefit cost:

	Pension Benefits			Postretirement
(in millions of dollars)	2010	2009	2008	2010	2009	2008
Service cost	$2.3	$2.4	$3.9	$—	$—	$0.1
Interest cost	14.6	13.7	16.2	0.3	0.3	0.4
Expected return on plan assets	(15.1)	(12.8)	(19.8)	—	—	—
Amortization of prior service cost	0.1	0.2	0.2	—	—	—
Amortization of net loss (gain)	4.8	3.4	0.5	(0.5)	(0.6)	(0.5)
Curtailment	—	(0.5)	(0.2)	—	—	—

Net periodic benefit cost (income)	$6.7	$6.4	$0.8	$(0.2)	$(0.3)	$—

Other changes in plan assets and benefit obligations that were recognized in other comprehensive income during the year ended December 31, 2010, 2009 and 2008 were as follows:

	Pension Benefits			Postretirement
(in millions of dollars)	2010	2009	2008	2010	2009	2008
Current year actuarial (gain) loss	$(4.2)	$26.1	$34.4	$0.4	$0.2	$(1.7)
Amortization of actuarial (gain) loss	(4.8)	(3.6)	(1.0)	0.5	0.6	0.5
Current year prior service cost	—	—	0.4	—	—	—
Amortization of prior service credit	(0.1)	(0.3)	(0.4)	—	—	—
Foreign exchange rate changes	(3.2)	5.8	(14.9)	0.1	(0.4)	1.3
Other	—	—	(0.1)	—	—	0.1

Total recognized in other comprehensive income	$(12.3)	$28.0	$18.4	$1.0	$0.4	$0.2

Total recognized in net periodic benefit cost and other comprehensive income	$(5.6)	$34.4	$19.2	$0.8	$0.1	$0.2

ACCO Brands Europe Holding LP and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Assumptions

Weighted average assumptions used to determine benefit obligations for years ended December 31, 2010, 2009 and 2008 were:

	Pension Benefits			Postretirement
	2010	2009	2008	2010	2009	2008
Discount rate	5.4%	5.8%	6.5%	5.4%	5.8%	6.6%
Rate of compensation increase	4.4%	4.5%	3.6%	—	—	—

Weighted average assumptions used to determine net periodic benefit cost for years ended December 31, 2010, 2009 and 2008 were:

	Pension Benefits			Postretirement
	2010	2009	2008	2010	2009	2008
Discount rate	5.8%	6.5%	5.8%	5.8%	6.6%	5.8%
Expected long-term rate of return	6.8%	6.3%	6.7%	—	—	—
Rate of compensation increase	4.5%	3.6%	4.4%	—	—	—

Weighted average health care cost trend rates used to determine postretirement benefit obligations and net periodic benefit cost at December 31, 2010, 2009 and 2008 were:

	Postretirement Benefits
	2010	2009	2008
Health care cost trend rate assumed for next year	5.3%	5%	5%
Rate that the cost trend rate is assumed to decline (the ultimate trend rate)	5.3%	5%	5%
Year that the rate reaches the ultimate trend rate	2020	2020	2020

Assumed health care cost trend rates may have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

(in millions of dollars)	1-Percentage- Point Increase	1-Percentage- Point Decrease
Effect on total of service and interest cost	$0.2	$(0.2)
Effect on postretirement benefit obligation	0.7	(0.6)

Plan Assets

The investment strategy for the Partnership is to optimize investment returns through a diversified portfolio of investments, taking into consideration underlying plan liabilities and asset volatility. Each plan has a different target asset allocation which is reviewed periodically and is based on the underlying liability structure. The target asset allocation for our plans is set by the local plan trustees.

ACCO Brands Europe Holding LP and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

The Partnership’s pension plan weighted average asset allocations at December 31, 2010 and 2009 were as follows:

	2010	2009
Asset category
Equity securities	48%	48%
Fixed income	42	41
Real estate	4	4
Other(1)	6	7

Total	100%	100%

(1)	Cash and cash equivalents and insurance contracts.

Fair value measurements of our pension plans assets by asset category at December 31, 2010 are as follows:

(in millions of dollars)	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Fair Value as of December 31, 2010
Cash and cash equivalents	$4.8	$—	$—	$4.8
Equity securities	116.8	—	—	116.8
Government debt securities	—	19.0	—	19.0
Corporate debt securities	—	74.5	—	74.5
Other debt securities	—	8.7	—	8.7
Real estate	—	9.7	—	9.7
Insurance contracts	—	8.8	—	8.8

Total	$121.6	$120.7	$—	$242.3

Fair value measurements of our pension plans assets by asset category at December 31, 2009 are as follows:

(in millions of dollars)	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Fair Value as of December 31, 2009
Cash and cash equivalents	$3.9	$—	$—	$3.9
Equity securities	114.1	—	—	114.1
Government debt securities	—	20.6	—	20.6
Corporate debt securities	—	69.2	—	69.2
Other debt securities	—	6.8	—	6.8
Real estate	—	8.7	—	8.7
Insurance contracts	—	11.2	—	11.2

Total	$118.0	$116.5	$—	$234.5

Equity securities: The fair values of equity securities are determined by obtaining quoted prices on nationally recognized securities exchanges (level 1 inputs).

ACCO Brands Europe Holding LP and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Debt securities: Fixed income securities, such as corporate and government bonds and other debt securities consisting of index linked securities. These debt securities are valued using quotes from independent pricing vendors based on recent trading activity and other relevant information, including market interest rate curves, referenced credit spreads, and estimated prepayment rates, where applicable (level 2 inputs).

Real estate: Real estate consists of managed real estate investment trust securities (level 2 inputs).

Insurance contracts: Valued at contributions made, plus earnings, less participant withdrawals and administrative expenses, which approximate fair value (level 2 inputs).

Cash Contributions

The Partnership expects to contribute $6.0 million to its pension plans in 2011.

The Partnership sponsors a small number of defined contribution plans. Contributions are determined under various formulas. Costs related to such plans amounted to $2.3 million, $2.2 million and $2.6 million in 2010, 2009 and 2008, respectively.

The following table presents estimated future benefit payments for the next ten fiscal years:

(in millions of dollars)	Pension Benefits	Postretirement Benefits
2011	$9.7	$0.3
2012	$10.1	$0.3
2013	$10.5	$0.3
2014	$11.0	$0.3
2015	$11.4	$0.3
Years 2016—2020	$64.5	$2.0

5. Inventories

Inventories are stated at the lower of cost or market value. The components of inventories were as follows:

	December 31,
(in millions of dollars)	2010	2009
Raw materials	$7.3	$6.2
Work in process	1.7	1.4
Finished goods	72.0	56.3

Total inventories	$81.0	$63.9

ACCO Brands Europe Holding LP and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

6. Property, Plant and Equipment

Property, plant and equipment, net consisted of:

	December 31,
(in millions of dollars)	2010	2009
Land and improvements	$7.3	$6.9
Buildings and improvements to leaseholds	44.7	44.4
Machinery and equipment	98.6	105.2
Construction in progress	4.9	2.2

	155.5	158.7
Less: accumulated depreciation	(98.1)	(98.6)

Net property, plant and equipment(1)	$57.4	$60.1

(1)	Net property, plant and equipment as of December 31, 2010 and 2009 contained $2.5 million and $3.6 million of computer software assets, which are classified within machinery and equipment. Amortization of software costs was $1.1 million, $0.9 million and $1.8 million for the years ended December 31, 2010, 2009 and 2008, respectively.

7. Goodwill and Identifiable Intangible Assets

Goodwill

Changes in the net carrying amount of goodwill allocated to ABEH were as follows:

(in millions of dollars)	Total
Balance at December 31, 2008	$36.8
Translation and other	1.8

Balance at December 31, 2009	38.6
Translation and other	(0.9)

Balance at December 31, 2010	$37.7

Goodwill	$108.6
Accumulated impairment losses	(70.9)

Balance at December 31, 2010	$37.7

The Partnership tests goodwill for impairment annually and whenever events or circumstances make it more likely than not that an impairment may have occurred. Goodwill is tested for impairment using a two-step process. In the first step, the entity’s estimated fair value is compared to its recorded carrying value. If the fair value exceeds the carrying value, goodwill is considered not impaired and no further testing is required. If the carrying value of the entity’s net assets exceeds the fair value, the second step of the impairment test is performed in order to determine the implied fair value of goodwill. Determining the implied fair value of goodwill requires valuation of the entity’s tangible and intangible assets and liabilities in a manner similar to the allocation of purchase price in a business combination. If the carrying value of goodwill exceeds its implied fair value, goodwill is deemed impaired and is written down to the extent of the difference. Based upon our most recent annual impairment test completed during 2010, the fair value of goodwill was substantially in excess of its related carrying value.

ACCO Brands Europe Holding LP and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Identifiable Intangibles

The gross carrying value and accumulated amortization by class of identifiable intangible assets as of December 31, 2010 and December 31, 2009 are as follows:

	As of December 31, 2010			As of December 31, 2009
(in millions of dollars)	Gross Carrying Amounts	Accumulated Amortization	Net Book Value	Gross Carrying Amounts	Accumulated Amortization	Net Book Value
Indefinite-lived intangible assets:
Trade names	$9.5	$—	$9.5	$10.0	$—	$10.0
Amortizable intangible assets:
Trade names	25.8	(17.1)	8.7	27.3	(16.8)	10.5
Customer and contractual relationships	4.0	(3.0)	1.0	4.1	(2.7)	1.4
Patents/proprietary technology	0.6	(0.4)	0.2	0.6	(0.3)	0.3

Subtotal	30.4	(20.5)	9.9	32.0	(19.8)	12.2

Total identifiable intangibles	$39.9	$(20.5)	$19.4	$42.0	$(19.8)	$22.2

The Partnership’s intangible amortization was $1.6 million, $1.7 million and $2.1 million for the years ended December 31, 2010, 2009 and 2008, respectively. Estimated amortization for 2011 is $1.7 million, and is expected to decline by approximately $0.1 million for each of the five years following.

In 2009, in connection with its annual goodwill impairment test, the Partnership also tested its other indefinite-lived intangibles, consisting of its indefinite-lived trade names. The Partnership estimated the fair value of its trade names by performing discounted cash flow analyses based on the relief-from-royalty approach. This approach treats the trade name as if it were licensed by the Partnership rather than owned, and calculates its value based on the discounted cash flow of the projected license payments. The analysis resulted in an impairment charge of $0.8 million.

8. Restructuring and Other Charges

The Partnership had initiated significant restructuring actions that resulted in the closure or consolidation of facilities that were engaged in manufacturing and distributing the Partnership’s products, or which resulted in a reduction in overall employee headcount. The Partnership recorded pre-tax restructuring and asset impairment charges associated with continuing operations of $12.6 million and $9.4 million during the years ended December 31, 2009 and 2008, respectively. The Partnership’s cost reduction actions are now substantially complete and no additional charges were initiated in 2010. Employee termination costs included the release of reserves no longer required. However, cash disbursements will continue into 2011 for obligations outstanding as of December 31, 2010.

ACCO Brands Europe Holding LP and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

A summary of the activity in the restructuring accounts and a reconciliation of the liability for, and as of, the year ended December 31, 2010 is as follows:

(in millions of dollars)	Balance at December 31, 2009	Total Provision	Cash Expenditures	Non-cash Items/ Currency Change	Balance at December 31, 2010
Rationalization of operations
Employee termination costs	$4.8	$(1.2)	$(1.6)	$(0.3)	$1.7
Termination of lease agreements	2.7	0.1	(0.9)	(0.1)	1.8

Sub-total	7.5	(1.1)	(2.5)	(0.4)	3.5
Asset impairments/net loss on disposal of assets resulting from restructuring activities	—	0.8	—	(0.8)	—

Total rationalization of operations	$7.5	$(0.3)	$(2.5)	$(1.2)	$3.5

Management expects the $1.7 million employee termination costs balance to be substantially paid within the next twelve months. Lease costs included in the $1.8 million balance are expected to continue until the last lease terminates in 2013.

A summary of the activity in the restructuring accounts and a reconciliation of the liability for, and as of, the year ended December 31, 2009 is as follows:

(in millions of dollars)	Balance at December 31, 2008	Total Provision	Cash Expenditures	Non-cash Items/ Currency Change	Balance at December 31, 2009
Rationalization of operations
Employee termination costs	$7.6	$9.2	$(12.3)	$0.3	$4.8
Termination of lease agreements	1.0	2.1	(0.5)	0.1	2.7
Other	—	0.1	(0.1)	—	—

Sub-total	8.6	11.4	(12.9)	0.4	7.5
Asset impairments/net loss on disposal of assets resulting from restructuring activities	—	1.2	—	(1.2)	—

Total rationalization of operations	$8.6	$12.6	$(12.9)	$(0.8)	$7.5

A summary of the activity in the restructuring accounts and a reconciliation of the liability for, and as of, the year ended December 31, 2008 is as follows:

(in millions of dollars)	Balance at December 31, 2007	Total Provision	Cash Expenditures	Non-cash Items/ Currency Change	Balance at December 31, 2008
Rationalization of operations
Employee termination costs	$14.3	$7.9	$(13.8)	$(0.8)	$7.6
Termination of lease agreements	1.1	0.8	(0.6)	(0.3)	1.0

Sub-total	15.4	8.7	(14.4)	(1.1)	8.6
Asset impairments/net loss on disposal of assets resulting from restructuring activities	—	0.7	—	(0.7)	—

Total rationalization of operations	$15.4	$9.4	$(14.4)	$(1.8)	$8.6

ACCO Brands Europe Holding LP and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Other Charges

In addition to the recognition of restructuring costs, the Partnership also recognized other charges, incremental to the cost of its underlying restructuring actions, which do not qualify as restructuring. These charges include redundant warehousing or storage costs during the transition to a new distribution center, equipment and other asset move costs, ongoing facility overhead and maintenance costs after exit, gains on the sale of exited facilities and employee retention incentives. The Partnership did not incur any other charges, as described above, in 2010. Within cost of products sold on the Consolidated Statements of Operations for the years ended December 31, 2009 and 2008, these charges totaled $1.6 million and $4.1 million, respectively. Within advertising, selling, general and administrative expenses on the Consolidated Statements of Operations for the years ended December 31, 2009 and 2008; these items totaled income of $0.3 million and $2.6 million, respectively. Included within these results, in 2008, the Partnership recognized a $3.5 million gain on the sale of a manufacturing facility and a gain of $1.6 million on the sale of one additional property.

9. Income Taxes

Income taxes presented for the Partnership comprise the consolidation of its taxable subsidiaries. The reconciliation of income taxes computed at the U.S. federal statutory income tax rate to the Partnership’s effective income tax rate for continuing operations is as follows:

(in millions of dollars)	2010	2009	2008
Income tax (benefit) expense computed at U.S. statutory income tax rate	$18.0	$8.7	$(16.7)
Increase (decrease) in valuation allowance	(0.7)	4.1	14.6
Equity earnings in subsidiaries	(1.2)	(0.8)	(1.0)
Impairment of non-deductible goodwill	—	—	20.5
Foreign income taxed at higher (lower) effective tax rate	(3.4)	(2.2)	4.3
Effect of dividends	0.9	0.7	0.6
Unrealized foreign currency translation gain	8.6	8.3	(7.3)
Tax rate change on deferred items	—	—	(2.6)
Prior year adjustments	(1.4)	(1.2)	(1.1)
Other	0.2	(0.3)	1.6

Income taxes as reported	$21.0	$17.3	$12.9

The higher than expected tax rate for 2010 was principally due to the foreign exchange impact of $8.6 million relating to foreign currency fluctuations on intercompany debt denominated in the local entity’s functional currency, which differs from the currency in which taxes are paid. The higher than expected rate for 2008 was principally due to the increase in the valuation allowance of $14.6 million, and the effect of non-deductible goodwill impairment of $20.5 million, partially offset by the $7.3 million tax benefit related to the impact of foreign currency fluctuations relating to intercompany debt obligations discussed above. The higher than expected tax rate for 2009 was principally due to the increase in the valuation allowance of $4.1 million and the foreign exchange impact of $8.3 million relating to foreign currency fluctuations on intercompany debt denominated in the local entity’s functional currency, which differs from the currency in which the taxes are paid. The higher than expected rate for 2008 was principally due to the increase in the valuation allowance of $14.6 million, and the effect of non-deductible goodwill impairment of $20.5 million, partially offset by the $7.3 million tax benefit related to the impact of foreign currency fluctuations relating to the intercompany debt obligation discussed above.

ACCO Brands Europe Holding LP and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

The effective tax rate for discontinued operations was 25.5% in 2010, 0.0% in 2009 and a tax benefit 3.1% in 2008.

Jurisdictions in which we operate have statutes of limitations generally ranging from 3 to 5 years. Years still open to examination by tax authorities in major jurisdictions include Australia (2005 forward) and the United Kingdom (2005 forward). The Partnership is currently under examination in various jurisdictions.

The components of the income tax expense from continuing operations are as follows:

(in millions of dollars)	2010	2009	2008
Current expense
Non—U.S.	$13.2	$10.4	$12.0

Total current income tax expense	13.2	10.4	12.0

Deferred expense
Non—U.S	7.8	6.9	0.9

Total deferred income tax expense	7.8	6.9	0.9

Total income tax expense	$21.0	$17.3	$12.9

The components of deferred tax assets (liabilities) are as follows:

(in millions of dollars)	2010	2009
Deferred tax assets
Compensation and benefits	$1.7	$0.6
Pensions and other retiree benefits	6.6	9.8
Other reserves	2.0	0.7
Restructuring	0.1	0.2
Accounts receivable	0.4	0.5
Net operating loss carryforwards	42.4	46.5
Deferred maintenance contracts	2.7	2.3
Depreciation	6.1	6.2
Other	—	—

Gross deferred income tax assets	62.0	66.8
Valuation allowance	(46.8)	(52.7)

Net deferred tax assets	15.2	14.1
Deferred tax liabilities
Identifiable intangibles	4.3	2.8
Unrealized foreign currency translation gain	9.9	1.0
Other	2.6	1.4

Gross deferred tax liabilities	16.8	5.2

Net deferred tax assets (liabilities)	$(1.6)	$8.9

At December 31, 2010, $179.8 million of net operating loss carryforwards are available to reduce future taxable income. These loss carryforwards expire in the years 2011 through 2030 or have an unlimited carryover period. A valuation allowance has been provided for certain of the net operating loss carryforwards and other deferred tax assets in those jurisdictions where the Partnership has determined that it is more likely than not that the deferred tax assets will not be realized.

ACCO Brands Europe Holding LP and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

The Partnership recognizes interest and penalties related to unrecognized tax benefits as a component of income taxes in its results of operations. As of December 31, 2010, the Partnership had no net amount accrued for interest and penalties. The Partnership recorded no increase in the liability for unrecognized tax benefits and the balance of unrecognized tax benefits was zero as of December 31, 2010 and 2009. The Partnership does not anticipate any significant change within 12 months of the most current balance sheet date in its uncertain tax positions.

Income Tax Valuation Allowance

Changes in the deferred tax valuation allowances were as follows:

	Year Ended December 31,
	2010	2009	2008
	(In millions of dollars)
Balance at beginning of year	$52.7	$38.9	$26.6
(Income) expense	(0.7)	4.1	14.6
Other changes	(5.2)	9.7	(2.3)

Balance at end of year	$46.8	$52.7	$38.9

10. Derivative Financial Instruments

The Partnership is exposed to various market risks, including changes in foreign currency exchange rates. The Partnership enters into financial instruments to manage and reduce the impact of these risks, not for trading or speculative purposes. The counterparty to these financial instruments is ACCO Brands Corporation, the ultimate parent, and ACCO transfers the risk by entering into financial instruments with major financial institutions with exactly the same terms. The Partnership continually monitors its foreign currency exposures in order to maximize the overall effectiveness of its foreign currency hedge positions. Principal currencies hedged include the U.S. dollar, Euro, Pound sterling and the Australian dollar. The Partnership is subject to credit risk, which relates to the ability of counterparties to meet their contractual payment obligations or the potential non-performance by counterparties to financial instrument contracts. Management continues to closely monitor the status of the Partnership’s counterparties and will take action, as appropriate, to further manage its counterparty credit risk. There are no credit contingency features in the Partnership’s derivative financial instruments.

On the date in which the Partnership enters into a derivative, the derivative is designated as a hedge of the identified exposure. The Partnership measures the effectiveness of its hedging relationships both at hedge inception and on an ongoing basis.

Forward Currency Contracts

The Partnership enters into forward foreign currency contracts to reduce the effect of fluctuating foreign currencies, primarily on foreign denominated inventory purchases and intercompany loans. The majority of the Partnership’s exposure to local currency movements is in Europe, Australia, Japan and Canada.

Forward currency contracts used to hedge foreign denominated inventory purchases are designated as a cash flow hedge. Unrealized gains and losses on these contracts for inventory purchases are deferred in other comprehensive income until the contracts are settled and the underlying hedged transactions are recognized, at which time the deferred gains or losses will be reported in the “Cost of products sold” line in the Consolidated

ACCO Brands Europe Holding LP and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Statements of Operations. As of December 31, 2010 and December 31, 2009, the Partnership had cash flow designated foreign exchange contracts outstanding with a U.S. dollar equivalent notional value of $57.8 million and $35.9 million, respectively.

Forward currency contracts used to hedge foreign denominated intercompany loans are not designated as hedging instruments. Gains and losses on these derivative instruments are recognized within other (income) expense, net in the Consolidated Statements of Operations and are largely offset by the changes in the fair value of the hedged item. The periods of the forward foreign exchange contracts correspond to the periods of the hedged transactions, and do not extend beyond 2011. As of December 31, 2010 and December 31, 2009, the Partnership had undesignated foreign exchange contracts outstanding with a U.S. dollar equivalent notional value of $42.4 million and $43.4 million, respectively.

The following table summarizes the fair value of the Partnership’s derivative financial instruments as of December 31, 2010 and December 31, 2009, respectively.

	Fair Value of Derivative Instruments
	Derivative Assets			Derivative Liabilities
(in millions of dollars)	Balance Sheet Location	Dec. 31, 2010	Dec. 31, 2009	Balance Sheet Location	Dec. 31, 2010	Dec. 31, 2009
Derivatives designated as hedging instruments:
Foreign exchange contracts	Other current assets	$0.7	$0.1	Other current liabilities	$2.1	$0.8
Derivatives not designated as hedging instruments:
Foreign exchange contracts	Other current assets	1.0	—	Other current liabilities	—	0.8

Total derivatives		$1.7	$0.1		$2.1	$1.6

The following table summarizes the pre-tax effect of the Partnership’s derivative financial instruments on the Consolidated Statements of Operations for the twelve months ended December 31, 2010 and December 31, 2009, respectively.

	The Effect of Derivative Instruments in Cash Flow Hedging Relationships on the Consolidated Statements of Operations for the Twelve Months Ended December 31, 2010 and 2009
(in millions of dollars)	Amount of (Gain) Loss Recognized in OCI (Effective Portion)		Location of (Gain) Loss Reclassified from OCI to Income	Amount of (Gain) Loss Reclassified from AOCI to Income (Effective Portion)		Location of (Gain) Loss Recognized in Income	Amount of (Gain) Loss Recognized in Income (Ineffective Portion)
	2010	2009		2010	2009		2010	2009
Cash flow hedges:
Foreign exchange contracts	$1.7	$4.3	Cost of products sold	$1.1	$0.6	Cost of products sold	$—	$—
Net investment hedges:
Net investment in foreign operations	—	15.0	Other (income) expense	—	—	Other (income) expense	—	—

Total	$1.7	$19.3		$1.1	$0.6		$—	$—

ACCO Brands Europe Holding LP and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

	The Effect of Derivatives Not Designated as Hedging Instruments on the Consolidated Statements of Operations
(in millions of dollars)	Location of (Gain) Loss Recognized in Income on Derivatives	Amount of (Gain) Loss Recognized in Income Twelve Months Ended December 31,
		2010	2009
Foreign exchange contracts	Other (income) expense	$2.5	$5.0

11. Fair Value of Financial Instruments

The authoritative guidance for fair value measurements requires disclosure that establishes a framework for measuring fair value and expands disclosure about fair value measurements. The guidance defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). The guidance classifies the inputs used to measure fair value into the following hierarchy:

Level	1 Unadjusted quoted prices in active markets for identical assets or liabilities

Level	2 Unadjusted quoted prices in active markets for similar assets or liabilities, or

Unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or

Inputs other than quoted prices that are observable for the asset or liability

Level	3 Unobservable inputs for the asset or liability

The Partnership utilizes the best available information in measuring fair value. Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Partnership has determined that its financial assets and liabilities are Level 2 in the fair value hierarchy. The following table sets forth the Partnership’s financial assets and liabilities that were accounted for at fair value on a recurring basis as of December 31, 2010 and December 31, 2009:

(in millions of dollars)	December 31, 2010	December 31, 2009
Assets:
Forward currency contracts	$1.7	$0.1
Liabilities:
Forward currency contracts	$2.1	$1.6

The Partnership’s forward currency contracts are included in Other Current Assets or Other Current Liabilities and mature within 12 months. The forward foreign currency exchange contracts are primarily valued based on the foreign currency spot and forward rates quoted by the banks or foreign currency dealers. As such, these derivative instruments are classified within Level 2.

The fair values of cash and cash equivalents, notes payable to banks, accounts receivable and accounts payable approximate carrying amounts due principally to their short maturities. The carrying amount and fair value of total debt was $0.0 million and $0.1 million at December 31, 2010 and December 31, 2009, respectively. The fair values are determined from quoted market prices, where available, and from investment bankers using current interest rates considering credit ratings and the remaining terms of maturity.

ACCO Brands Europe Holding LP and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

12. Accumulated Other Comprehensive Loss

Comprehensive income is defined as net income (loss) and other changes in partners’ deficit from transactions and other events from sources other than partners. The components of, and changes in, accumulated other comprehensive loss were:

(in millions of dollars)	Derivative Financial Instruments	Foreign Currency Adjustments	Unrecognized Pension and Other Postretirement Benefit Costs	Accumulated Other Comprehensive Loss
Balance at December 31, 2008	$2.1	$(31.9)	$(31.6)	$(61.4)
Changed during the year (net of taxes of $7.1)	(2.8)	21.8	(22.0)	(3.0)

Balance at December 31, 2009	(0.7)	(10.1)	(53.6)	(64.4)

Changed during the year (net of taxes of $(3.6))	(0.2)	30.6	7.2	37.6

Balance at December 31, 2010	$(0.9)	$20.5	$(46.4)	$(26.8)

13. Commitments and Contingencies

Pending Litigation

The Partnership and its subsidiaries are defendants in various claims and legal proceedings associated with their business and operations. It is not possible to predict the outcome of the pending actions, but management believes that there are meritorious defenses to these actions and that these actions if adjudicated or settled in a manner adverse to the Partnership, would not have a material adverse effect upon the results of operations, cash flows or financial condition of the Partnership.

Lease Commitments

(in millions of dollars)
2011	$7.5
2012	5.9
2013	4.9
2014	4.5
2015	5.7
Remainder	13.3

Total minimum rental payments	$41.8

Total rental expense reported in the Partnership’s statement of operations for continuing operations for all non-cancelable operating leases (reduced by minor amounts from subleases) amounted to $9.7 million, $10.5 million and $9.1 million in 2010, 2009 and 2008, respectively.

ACCO Brands Europe Holding LP and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Unconditional Purchase Commitments

Future minimum payments under unconditional purchase commitments, primarily for inventory purchase commitments at December 31, 2010 are as follows:

(in millions of dollars)
2011	$16.6
2012	0.3
2013	0.2
2014	0.2
2015	0.2
Thereafter	0.0

$17.5

Environmental

The Partnership is subject to laws and regulations relating to the protection of the environment. While it is not possible to quantify with certainty the potential impact of actions regarding environmental matters, particularly remediation and other compliance efforts that the Partnership’s subsidiaries may undertake in the future, in the opinion of management, compliance with the present environmental protection laws, before taking into account any estimated recoveries from third parties, will not have a material adverse effect upon the results of operations, cash flows or financial condition of the Partnership.

14. Related Party Transactions

The Partnership has transactions in the normal course of business with its parent, ACCO Brands Corporation, and its affiliates. The following tables summarize related party transactions and balances with the Partnership’s parent and affiliates as of and for the years ended December 31.

(in millions of dollars)	2010	2009
Balances
Short-term receivable from affiliates	$14.3	$18.1
Short-term payable to affiliates	179.5	226.0
Long-term payable to affiliates	234.0	271.6

(in millions of dollars)	2010	2009	2008
Summary of Operations
Net sales	$39.3	$28.3	$29.4
Cost of products sold	48.3	36.2	33.9
Advertising, selling, general and administrative expenses	(3.4)	(5.3)	(3.3)
Interest expense	7.6	10.3	18.9
Other income—gain on sale to related party	—	—	(1.1)

Short-term amounts due to and from affiliates principally represents balances owed to or from the Partnership for sales or purchases occurring in the normal course of business and notes payable due on demand to affiliated entities. Long-term debt to affiliates consists of one long-term discount note. Based upon commitments from the lenders that repayment will not be required within 12 months from the most recent balance sheet date, these notes have been classified as long-term.

ACCO Brands Europe Holding LP and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

15. Discontinued Operations

The financial statement caption “discontinued operations” includes the results of the commercial print finishing business which supplies commercial laminating film and equipment to printers and packaging suppliers. In January of 2009, ACCO Brands Corporation announced it had reached a definitive agreement to sell its commercial print finishing business and to exit from selling high volume laminating film and equipment.

In June 2009, ACCO Brands completed the sale of its commercial print finishing business for final proceeds of $16.2 million, after final working capital adjustments. As a result of the adjustments, ACCO Brands Corporation received cash proceeds of $12.5 million, and a $3.65 million note due from the buyer with installments due in June 2011 and June 2012. Of this, ABEH received $3.4 million, net of selling costs, for the sale of its working capital assets.

The sale resulted in a pre-tax loss recorded in 2009 of $2.3 million, which included a pension curtailment gain of $0.5 million. During 2010, the Partnership recorded a gain on sale of $0.5 million ($0.4 million after-tax) related to the recovery of receivables that were fully reserved at the end of the prior year.

The total consideration, including the net proceeds received or receivable, was allocated to each legal entity that contributed assets to the sale based on that entity’s working capital assets relative to the total sold by all entities. This method was expected to best approximate the gain or loss to be included for income tax reporting.

The operating results and financial position of discontinued operations are as follows:

(in millions of dollars)
Operating Results:	2010	2009	2008
Net sales	$—	$11.9	$40.9
Operating loss (1)	(0.1)	(1.8)	(31.5)
Other (income) expense, net	—	0.5	(1.1)

Pre-tax loss	(0.1)	(1.3)	(32.6)
Benefit from income taxes	—	—	(1.0)
Gain (loss) on sale, net of tax	0.4	(2.3)	—

Income (loss) from discontinued operations	$0.3	$(3.6)	$(31.6)

(1)	During January, 2009, ABEH recorded a benefit of $1.3 million to reflect a change in the estimate of fair value less the cost to dispose of its commercial print finishing business. 2008 includes non-cash goodwill and asset impairment charges of $26.7 million. Included in this amount were charges to goodwill of $10.0 million, property, plant and equipment of $6.2 million, identifiable intangible assets of $3.7 million and other current assets of $6.8 million.

(in millions of dollars)
Financial Position:	2010	2009
Current assets	$—	$—
Long-term assets	—	—

Total assets	$—	$—

Current liabilities	$0.9	$1.1
Long-term liabilities	—	—

Total liabilities	$0.9	$1.1

ACCO Brands Europe Holding LP and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(2)	Liabilities remaining at December 31, 2010 consist principally of litigation accruals.

16. Allowances for Doubtful Accounts

Changes in the allowances for doubtful accounts were as follows:

	Year Ended December 31,
	2010	2009	2008
	(In millions of dollars)
Balance at beginning of year	$2.1	$2.8	$3.1
Additions charged to expense	1.4	1.0	0.9
Deductions—write offs	(2.2)	(1.8)	(0.9)
Foreign exchange changes	0.2	0.1	(0.3)

Balance at end of year	$1.5	$2.1	$2.8

17. Allowances for Sales Returns and Discounts

Changes in the allowances for sales returns and discounts were as follows:

	Year Ended December 31,
	2010	2009	2008
	(In millions of dollars)
Balance at beginning of year	$1.9	$2.6	$2.3
Additions charged to expense	4.8	8.6	16.2
Deductions—returns	(4.0)	(9.4)	(15.5)
Foreign exchange changes	0.1	0.1	(0.4)

Balance at end of year	$2.8	$1.9	$2.6